AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT is dated for reference October 30, 2012.

AMONG:

NORTH AMERICAN POTASH DEVELOPMENTS INC. (formerly Ringbolt Ventures Ltd.) of 3467 Commercial Street, Vancouver, British Columbia V5N 4E8, E-mail: simonkm88@gmail.com (“RBV”), POTASH GREEN, LLC of 97 East Mount Peale Drive, Moab, Utah 84532, WENDY WALKER TIBBETTS of 97 East Mount Peale Drive Moab, Utah 84532 E-mail: wendy_walker@hotmail.com (“WWT”), and JOSEPH J. HANSEN of 1116 Mariwood Circle North Salt Lake, Utah 84054 E-mail: jxhansen@earthlink.net (“JJH”)

(collectively, the “Optionor”);

AND

PASSPORT POTASH INC., of 608 -1199 West Pender Street Vancouver, British Columbia V6E 2Rl E-mail: josh.bleak@gmail.com and/or jbleak@passportpotash.com (“PPI”)
(the “Optionee”).

WHEREAS:

A.	On November 3, 2011, Ringbolt Ventures Ltd. changed its name to North American Potash Developments Inc.

B.

The Optionor and the Optionee entered into an Option Agreement dated for reference March 28, 2011 (the “Original Agreement”) whereby the Optionee was granted an option to acquire an undivided 90% legal and beneficial interest in and to the Property (as more particularly described in Schedule “A” attached to the Original Agreement).

C.

The Optionee has represented that it has satisfied the following Payment and Work requirements under the Original Agreement, and the Optionor has relied on such representation and warranty in this Amendment:

	(a)	Made the first three cash payments totalling $650,000 as set out in Section 1.2;

	(b)	Issued the common shares in the amount of 2,400,000 shares as set out in Section 1.3; and

	(c)	Performed work on the Property in the amount of at least $1,250,000 as set out in Section 1.4.

D.

On May 25, 2012, the Optionor initiated a civil action against the Optionee, styled North American Potash Developments Inc., et al. v. Passport Potash Inc., Third Judicial District Court, Salt Lake County, State of Utah, Case No. 12090352 (the “Action”). The Optionor asserted causes of action against the Optionee for breach of contract related to the Original Agreement and unjust enrichment. The Optionee asserted counterclaims for breach of contract and breach of the implied covenant of good faith and fair dealing related to the Original Agreement. The parties to the Action denied liability and asserted defences regarding the claims against them. The Optionor’s and the Optionee’s claims in the Action are hereinafter collectively referred to as the “Claims.”

E.	As part of a settlement of the disputes between the parties, the parties wish to now amend the Original Agreement in accordance with this Amendment Agreement, as set forth below.

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1. In furtherance of this Amendment Agreement, the Original Agreement is amended as follows:

a.

The reference to “an undivided 90% legal and beneficial interest in and to the Property (the ‘Interest’)” in Article 1 is amended to state: “an undivided 100% legal and beneficial interest in and to the Property (the ‘Interest’)”.

b.

The reference to “the expenditures by the Optionee of set out in Section 1.4 ‘Expenditures to be incurred by Optionee’” in Article 1 is amended to state: “the expenditures by the Optionee set out in Section 1.4 ‘Expenditures by Optionee’ (collectively, the ‘Work’)”.

c.

The reference to “All of the following payments divided and paid to each of the parties comprising the Optionor as to following percentages RBV – 70%, WWT – 20% and JJH – 10%:” in Article 1 is amended to state: “All of the following payments divided and paid to each of the parties comprising the Optionor as to following percentages RBV – 70%, WWT – 20%, and JJH – 10%:(1)

(1) All payments and share issuances, including but not limited to those made pursuant to Article 3, made to Potash Green, LLC upon or subsequent to the execution of the Amendment shall be deemed to be made in trust for RBV, WWT, and JJH based on their right to receive 70%, 20%, and 10% interest of same, respectively. The payments and share issuance made to Potash Green, LLC upon or subsequent to the execution of the Amendment shall also be deemed to constitute good delivery in regard of any right to receive same by RBV, WWT, and JJH from the Optionee. Nothing in this footnote shall affect PPI’s obligation to deliver the Payment and Shares to Potash Green, LLC. Indeed, this footnote is provided simply to explain that RBV, WWT, and JJH are intended beneficiaries of the Payment and Shares.”.

d.	Sections 1.2, 1.3, and 1.4, including footnote 1, are deleted in their entirety and replaced with the following:

Date or Time Period	1.2 Option Cash Payments by Optionee	1.3 Option Share Payment by Optionee	1.4 Expenditures by the Optionee
Upon execution of this Agreement	US$50,000 (RBV - US$35,000, WWT - US$10,000, JJH - US$5,000)
Upon TSX Venture Exchange Approval of this Agreement ("TSXV Approval")	US$250,000 (RBV - US$175,000, WWT - US$50,000, JJH - US$25,000)	1,000,000 common shares (RBV - 700,000 shares, WWT - 200,000 shares, JJH - 100,000 shares)
Year 1: Within 1 year of TSX Venture Exchange approval			US$500,000
On or before the 1st Anniversary of TSXV Approval	US$350,000 (RBV - US$245,000, WWT - US$70,000, JJH - US$35,000)	1,400,000 common shares (RBV - 980,000 shares, WWT - 280,000 shares, JJH - 140,000 shares)
Year 2: Within 1 year of 1st Anniversary of TSXV Approval			US$750,000
Upon execution of the amendment to this Agreement, which amendment is dated for reference October 30, 2012 (the “Amendment”)	US$150,000 to Potash Green, LLC
To be escrowed within 3 business days of the	US$2,450,000 to Potash Green, LLC	750,000 common shares(2) to Potash Green, LLC

Optionee’s receipt of written notice, by either the TSX Venture Exchange or the Optionor, of TSX Venture Exchange’s approval of the Amendment (“TSX 2nd Approval”)
On or before October 31, 2014	US$1,250,000 to Potash Green, LLC
Totals	US$4,500,000	3,150,000 common shares	US$1,250,000

(2) The common shares issued by the Optionee shall be subject to the resale restrictions of the securities laws and regulations of the United States and Canada. The Optionee represents that these shares have not been registered under any US federal or state securities law, and may not be transferred without an effective registration statement pursuant to such laws. Optionee shall have these shares, along with shares previously issued pursuant to this Section 1.3 registered as soon as permitted after its next round of financing. In any case, pursuant to Rule 144, these shares may be sold after June 29, 2013.

e.	Section 1.11, including Exhibit B, is deleted in its entirety.

f.	Section 1.12 is deleted in its entirety.

g.	Section 2.1 is deleted in its entirety and replaced with the following:

“Upon written notice from the TSX Venture Exchange that the Amendment Agreement has been approved, the parties shall simultaneously do the following: (i) Optionor shall assign all of its right, title, and interest in and to the Property and will take all necessary action with the Arizona State Land Department to effect such assignment, the cost of such actions to be paid by Optionee; and (ii) Optionee will place into escrow with Christopher M. Von Maack of Magleby & Greenwood, P.C. on behalf of Potash Green, LLC the $2,450,000 cash payment and the 750,000 common shares of Optionee issued in the name of Potash Green, LLC. The cash payment and shares will be released to Potash Green LLC upon receipt of confirmation of the assignment of the Property to PPI Holding Corp. from the Arizona State Land Department.”

h.	Article 3 and Sections 3.1, 3.2, 3.3 and 3.4 comprising thereof are deleted in their entirety and replaced with the following: “3. BONUS PAYMENTS

3.1 If at any time after the Optionee acquires the Interest in the Property, the Optionee, or any subsidiary or affiliate (as those terms are defined in the Business Corporations Act, S.B.C., c.57, as amended from time to time) of the Optionee who may then be holding the Interest in the Property (including, but not limited to PPI Holding Corp.), sells, leases, mortgages, transfers, pledges, disposes, or subjects the Property to any other type of transaction or string of transactions (collectively, a “transfer transaction”) which, in effect, results in the legal or beneficial transfer of all of Interest, a bonus payment shall be paid to the Optionor in accordance with the following bonus payment schedule:

(a)	if the Interest is transferred to any for an aggregate consideration valued at less than US$30,000,000, then no bonus payment shall be payable by the Optionee to Potash Green, LLC;

(b)

if the Interest is transferred to any party by a transfer transaction for an aggregate consideration valued equal to or greater than US$30,000,000 and less than US$40,000,000, then the Optionee shall pay to the Potash Green, LLC a one-time bonus cash payment within three business days of the receipt by the Optionee of any proceeds from the said transfer transaction in the amount of 20% of the gross consideration received in excess of US$30,000,000 to a maximum of US$2,000,000. For greater certainty, in the event that the Optionee sold the Interest to a party for US$31,000,000, the Optionee would then be obligated to pay the Potash Green, LLC a bonus cash payment of US$200,000;

(c)

if the Interest is transferred to any party by a transfer transaction for aggregate consideration valued equal to or greater than US$40,000,000 and less than US$50,000,000, then the Optionee shall pay to the Potash Green, LLC a one-time bonus cash payment within three business days of the receipt by the Optionee of any proceeds from the said transfer transaction in the aggregate amount of US$2,000,000 plus 10% of the gross consideration received in excess of US$40,000,000 to a maximum of US$1,000,000. For greater certainty, in the event that the Optionee sold all of the Interest to a party for US$41,000,000, the Optionee would then be obligated to pay the Potash Green, LLC a bonus cash payment of US$2,100,000; and

(d)

if the Interest is transferred to any party by a transfer transaction for aggregate consideration valued equal to or greater than US$50,000,000, then the Optionee shall pay to the Potash Green, LLC a one-time bonus cash payment within three business days of the receipt by the Optionee of any proceeds from the said transfer transaction in the aggregate amount of US$3,000,000 plus 20% of the value of the gross consideration received in excess of US$50,000,000. For greater certainty, in the event that the Optionee sold all of the Interest to a party for US$60,000,000, the Optionee would then be obligated to pay the Potash Green, LLC a bonus cash payment of US$5,000,000.

3.2 If at any time after the Optionee acquires the Interest in the Property, the Optionee, or any subsidiary, associate or affiliate of the Optionee who may then be holding the Interest in the Property, enters into a transfer transaction and results in the legal or beneficial transfer of less than 100% of the Interest, then the foregoing provisions under Section 3.1 will apply if the “deemed gross consideration value” calculated by multiplying the consideration value by the ratio of (100% / the percentage interest subject to the transfer transaction) is above or within the consideration value thresholds set out in Section 3.1. Any bonus payments to be calculated upon the transfer transaction of a portion of the Interest shall be calculated using the calculation formulas set out in the applicable subsections of Section 3.1 for the deemed gross consideration value, and then rateably reducing this amount by multiplying the percentage interest subject to the transfer transaction. For example, a 50% Interest is sold for US$28,000,000. The deemed gross consideration value would be US$56,000,000. The bonus payment on this deemed gross consideration value would be US$4,200,000 (Section 3.1(d)), however, as only a 50% Interest was sold, US$2,100,000 would be payable to the Potash Green, LLC upon receipt of any proceeds of the sale by the Optionee. The bonus payment provisions under Section 3.1 would continue to apply to the remainder 50% Interest held by the Optionee.”.

i.	Section 4.1(a) is deleted in its entirety and replaced with the following:

“The Optionor holds 100% legal and beneficial interest in the Property comprised of a 70% legal and beneficial interest in favour of RBV, a 20% legal and beneficial interest in favour of WWT and a 10% legal and beneficial interest in favour of JJH.”

j.	Section 4.1(b) is deleted in its entirety and replaced with the following:

“The Property and the Optionor’s interest therein are free and clear of any and all encumbrances (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded.”

k.	Section 4.1(c) is deleted in its entirety and replaced with the following:

“That it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein and upon the exercise of the Option for the Interest, to transfer the Interest to the Optionee free and clear of all encumbrances.”

l.	Section 4.1(e) is deleted in its entirety and replaced with the following:

“That the Property has been properly located and recorded and is in good standing in accordance with the laws of Arizona.”

m.	A new paragraph (g) is added to Section 5.1 and read as follows:

“Notwithstanding the transfer of title contemplated herein and the representation by the Optionor under Section 4.1(b), the Optionee acknowledges its obligation to timely meet the schedule as set out in Sections 1.2, 1.3, 1.4, as amended.”

n.

Section 5.2, “Covenants,” is amended to read as follows: “Covenants. Prior to the assignment of title in and to the Property pursuant to Section 2.1, the Optionee covenants with the Optionor as follows:

2.	This Amendment Agreement is subject to the prior written acceptance by the TSX Venture Exchange.

3.

The parties hereto acknowledge the right and privilege of the Optionor or the Optionee to file, register, or otherwise deposit a copy of this Amendment Agreement in the appropriate recording office for the jurisdiction in which the Property is located, or with any other governmental agencies, to give third parties notice of this Amendment Agreement, and hereby agree, each with the other, to do or cause to be done all acts or things reasonably necessary to effect such filing, registration or deposit.

4.

The parties agree that as part of the consideration for the Optionor to enter into this Amendment Agreement, the Optionor and Optionee will enter into a settlement agreement and mutual release in the form set out in Schedule “A” attached hereto.

5.

Except as provided in this Amendment Agreement, all other terms and conditions of the Original Agreement shall continue to have the same effect and force as though the parties had not entered into this Amendment Agreement.

6.

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required for the better carrying out and performance of all the terms of this Amendment Agreement. This Amendment Agreement will be governed by and be construed in accordance with the laws of British Columbia. This Amendment Agreement will be binding upon and ensure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Amendment Agreement may not be assigned without the prior written consent of the other party. No modification or amendment to this Amendment Agreement may be made unless agreed to by the parties thereto in writing. In the event any provision of this Amendment Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect. Time is of the essence.

7.

This Amendment Agreement may be executed in any number of counterparts with the same effect as if all parties to this Amendment Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement effective the date first above written.

NORTH AMERICAN POTASH DEVELOPMENTS INC.

Per:  /s/ Simon Tam
         Authorized Signatory
         Name:   Simon Tam
         Title:     Director

POTASH GREEN, LLC

Per:  /s/ Wendy W. Tibbetts
        Authorized Signatory
        Name:  Wendy Walker Tibbetts
        Title:    Manager

 /s/ Joseph J. Hansen
JOSEPH J. HANSEN

 /s/ Wendy W. Tibbetts
WENDY WALKER TIBBETTS

PASSPORT POTASH INC.

Per: /s/ Joshua Bleak
       Authorized Signatory
       Name:    Joshua Bleak
       Title:      President and CEO